Exhibit 21.1
SUBSIDIARIES OF POST HOLDINGS, INC. (MO)

Name	Jurisdiction of Incorporation/Formation
Post Foods, LLC	Delaware
Post Foods Canada Inc.	British Columbia
Attune Foods, LLC	Delaware
Premier Nutrition Corporation	Delaware
Agricore United Holdings Inc.	Delaware
Dakota Growers Pasta Company, Inc.	North Dakota
Primo Piatto, Inc.	Minnesota
DNA Dreamfields Company, LLC	Ohio
GB Acquisition USA, Inc.	Washington
Nuts Distributor of America Inc.	Washington
Golden Nut Company (USA) Inc.	Washington
Golden Boy Nut Corporation	Delaware
Golden Boy Portales, LLC	Delaware
PHI Acquisition LP ULC	British Columbia
Golden Acquisition Sub, LLC	Delaware
PHI Acquisition GP ULC	British Columbia
PHI Acquisition Limited Partnership	British Columbia
Golden Boy Foods Ltd.	British Columbia
Dymatize Holdings, LLC	Delaware
TA/DEI-A Acquisition Corp.	Delaware
TA/DEI-B1 Acquisition Corp.	Delaware
TA/DEI-B2 Acquisition Corp.	Delaware
TA/DEI-B3 Acquisition Corp.	Delaware
Dymatize Enterprises, LLC	Delaware
Supreme Protein, LLC	Delaware
Custom Nutriceutical Laboratories, LLC	Delaware
Post Foods Australia Pty Ltd	Australia
Post Acquisition Sub IV, Inc.	Delaware
MFI Holding Corporation	Delaware
Michael Foods Group, Inc.	Delaware
Michael Foods, Inc.	Delaware
MFI Food Canada Ltd.	Canada
Michael Foods of Delaware, Inc.	Delaware
Farm Fresh Foods, Inc.	Nevada
Crystal Farms Refrigerated Distribution Company	Minnesota
MFI International, Inc.	Minnesota
Northern Star Co.	Minnesota
M.G. Waldbaum Company	Nebraska
Casa Trucking, Inc.	Minnesota
Papetti’s Hygrade Egg Products, Inc.	Minnesota
MFI Food Asia, LLC	Delaware
MFOSI, LLC	Delaware
American Blanching Company	Georgia